April 27, 2009

The Board of Directors
Kaiser Aluminum Corporation
27422 Portola Parkway
Suite 350
Foothill Ranch, California 92610

Re: Resignation

It is with much regret that I have decided to resign from the Board of Directors of Kaiser Aluminum Corporation effective today. It has been a pleasure serving on the company’s board since its emergence from Chapter 11 in July 2006. I remain fully supportive of the company and its management team and have absolutely no disagreement with the company on any matter relating to its operations, policies or practices. However, with my position, responsibility and schedule with TIAA-CREF, it has become increasingly difficult for me to coordinate my schedule in a way that allows me to attend all of the company’s board and committee meetings. I remain enthusiastic about the company’s future success and wish you all the best.

Sincerely,

/s/ Georganne C. Proctor
Georganne C. Proctor